Exhibit 99.1

Report of Independent Auditors

To the Board of Directors
Columbus McKinnon Corporation

We have audited the accompanying combined financial statements of STAHL Group (the “Group”), which comprise the combined balance sheets as of December 31, 2016 and 2015, and the related combined statements of income and comprehensive income, changes in equity and cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements
Management is responsible for the preparation and fair presentation of these combined financial statements in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of STAHL Group at December 31, 2016 and 2015, and the combined results of its operations and its cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Combined financial statements
As discussed in Notes 3.1 and 3.2 to the combined financial statements, the Group has prepared these financial statements on a combined basis. The historical financial position, results of operations and cash flows of the Group may not be indicative of what they actually would have been had the Group been a separate stand-alone entity, nor are they indicative of what the Group’s financial position, results of operations and cash flows may be in the future. Our opinion is not modified in respect to these matters.

/s/ Ernst & Young Oy

Helsinki, Finland
13 April 2017

STAHL 2016 COMBINED FINANCIAL STATEMENTS
Combined financial statements
Combined statement of income - IFRS

€ thousands
Note:		Jan. 1 - Dec. 31, 2016	Jan. 1 - Dec. 31, 2015

4	Sales	149,417	166,365
	Other operating income	1,965	3,011
5	Materials, supplies and subcontracting costs	(61,733)	(70,832)
6	Personnel cost	(48,472)	(48,366)
7	Depreciation and amortization	(2,113)	(2,346)
5	Other operating expenses	(24,756)	(27,449)
	Operating profit	14,308	20,383
8	Financial income	107	127
8	Financial expenses	(170)	(504)
	Profit before taxes	14,245	20,006
9	Income taxes	(4,297)	(5,114)
	Profit for the period	9,947	14,892

Combined statement of comprehensive income - IFRS

	Profit for the period	9,947	14,892
	Items that can be reclassified into profit or loss:
	Foreign exchange translation adjustments	(289)	1,334
	Items that cannot be reclassified into profit or loss:
9	Re-measurement gains / (losses) on defined benefit plans	(6,138)	2,223
9	Income taxes related thereto	1,841	(667)
	Other comprehensive income for the period, net of tax	(4,586)	2,890
	Total comprehensive income for the period	5,362	17,782

Combined balance sheet - IFRS

€ thousands
Note:		Dec. 31, 2016	Dec. 31, 2015

	Non-current assets
10	Goodwill	21,125	21,030
11	Intangible assets	10,420	10,414
12	Property, plant and equipment	6,261	7,671
	Other non-current assets	154	140
13	Deferred tax assets	10,250	8,329
	Total non-current assets	48,210	47,583

	Current assets
14	Inventories	20,263	20,878
15	Accounts receivable	28,755	34,919
16	Other receivables	643	798
17	Deferred assets	668	627
25	Financial receivables from Parent	—	23,765
18	Cash and cash equivalents	26,758	4,858
	Total current assets	77,087	85,845

	Total assets	125,297	133,428

	Invested equity attributable to Parent	13,912	21,497
	Cumulative translation difference	1,045	1,334
	Net investment of Parent	14,957	22,831

	Liabilities

	Non-current liabilities
19	Non-current interest-bearing liabilities	51	62
20	Long-term employee benefits liabilities	67,341	60,764
13	Deferred tax liabilities	—	48
	Total non-current liabilities	67,391	60,874

	Current liabilities
19	Current interest-bearing liabilities	2,471	3,518
	Advance payments received	6,842	7,013
	Accounts payable	7,637	10,003
21	Current provisions	3,013	3,030
22	Other short-term liabilities (non-interest bearing)	1,198	1,212
25	Accrued profit transfer obligations	13,331	15,751
	Income tax payables	122	662
23	Accruals	8,336	8,535
	Total current liabilities	42,949	49,724

	Total liabilities	110,340	110,598

	Total equity and liabilities	125,297	133,429

Combined statement of changes in equity - IFRS

€ thousands	Invested equity	Translation	Net investment
	attributable to Parent	difference	from Parent

Balance as of January 1, 2015	24,294	—	24,294
Comprehensive income:
Profit for the period	14,892		14,892
Foreign exchange translation adjustments		1,334	1,334
Re-measurement gains / (losses) on defined benefit plans (net of deferred taxes)	1,556		1,556
Total comprehensive income	16,448	1,334	17,782
Net equity withdrawals by Parent	(19,245)		(19,245)
Balance as of December 31, 2015	21,497	1,334	22,831
Comprehensive income:
Profit for the period	9,947		9,947
Foreign exchange translation adjustments		(289)	(289)
Re-measurement gains / (losses) on defined benefit plans (net of deferred taxes)	(4,296)		(4,296)
Total comprehensive income	5,651	(289)	5,362
Net equity withdrawals by Parent	(13,236)		(13,236)
Balance as of December 31, 2016	13,912	1,045	14,957

Combined cash flow statement - IFRS

€ thousands
Note:		Jan. 1 - Dec. 31, 2016	Jan. 1 - Dec. 31, 2015

	Cash flow from operating activities
	Profit for the period	9,947	14,892
	Adjustments to profit for the period
	Income taxes	4,297	5,114
	Financial income and expenses	63	377
	Depreciation and amortization	2,113	2,346
	Operating income before change in net working capital	16,421	22,729

	Change in interest-free current receivables	6,165	6,475
	Change in inventories	573	342
	Change in interest-free current liabilities	(2,498)	(845)
	Change in working capital	4,240	5,972

	Cash flow from operations before financing items and taxes	20,660	28,701

	Interest received	107	127
	Interest paid	(86)	(158)
	Other financial income and expenses	(52)	(69)
	Income taxes paid	(4,910)	(4,790)
	Financing items and taxes	(4,942)	(4,889)

	Net cash from operating activities	15,718	23,811

	Cash flow from investing activities
	Capital expenditures	(829)	(1,341)
	Proceeds from sale of property, plant and equipment and other	104	52
	Net cash used in investing activities	(726)	(1,289)

	Cash flow before financing activities	14,993	22,522

	Cash flow from financing activities
	Proceeds from (+), repayments of (-) interest-bearing liabilities	(637)	(1,063)
	Proceeds from short-term financial receivables from Parent	23,172	(1,811)
	Net equity withdrawals by Parent	(15,657)	(20,093)
	Net cash used in financing activities	6,878	(22,966)

	Translation differences in cash	28	299

	Change of cash and cash equivalents	21,900	(145)

	Cash and cash equivalents at beginning of period	4,858	5,003
	Cash and cash equivalents at end of period	26,758	4,858
	Change of cash and cash equivalents	21,900	(145)

Notes to the combined financial statements

1.	General information
On January 31, 2017, Columbus McKinnon Corporation (“CMCO”) and its Dutch affiliate (“CM”) acquired from Konecranes Plc, a Finnish public limited liability company, through its direct or indirect subsidiaries (together “Konecranes”, “Parent”), all of the issued and outstanding capital stock of the STAHL CraneSystems business (“STAHL” or “STAHL Group”), comprising ten STAHL entities.
These financial statements have been prepared for the purpose of disclosing the financial position, as of December 31, 2015 and as of December 31, 2016, and the financial results, for the years ended on those dates, of the acquired business.
Except for STAHL CraneSystems FZE, United Arab Emirates, which is a direct subsidiary of STAHL CraneSystems GmbH, Germany, the acquired STAHL entities are neither parents nor subsidiaries of other STAHL entities. As a result, STAHL’s financial statements cannot be presented on a consolidated basis and are instead presented on a combined basis. The principles used in the preparation of the combined financial statements are described below.

2.	Description of STAHL
STAHL is a manufacturer of chain and wire rope hoists, including explosion-proof hoists, and crane components. STAHL’s manufacturing facilities are located in Kuenzelsau, Germany. STAHL’s products are sold globally by STAHL in Germany and also through STAHL’s sales entities in the USA, United Kingdom, France, Portugal, Spain, the United Arab Emirates, India, the People’s Republic of China and Singapore. STAHL’s customers are primarily engineering-procurement-construction providers and crane builders, who in turn serve a broad range of industries such as the oil and gas, chemicals, transport and logistics, steel and concrete, pulp and paper and automotive industries.
3. Accounting principles
3.1 Basis of preparation and compliance with IFRS
These general purpose financial statements were prepared on a combined basis (“combined financial statements”) in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.
In general, STAHL applies the same accounting policies and measurement principles in preparing the combined financial statements as were used by STAHL’s constituent entities in preparing their financial information for inclusion in the IFRS consolidated financial statements of Konecranes.
The combined financial statements have been prepared on a historical cost basis, except for items that are required by IFRS to be measured at fair value, principally certain financial instruments. The combined financial statements including notes thereto are presented in thousands of euros (€) and all values are rounded to the nearest thousand (€000) except when otherwise indicated. Due to the rounding some totals might differ from the sum of individual figures as calculations are done originally in euros.
The combined financial statements may not reflect the results or financial condition if STAHL had operated independently of Konecranes throughout the period.

3.2 Principles of combination
Scope and basis of combination
The scope of combination of the combined financial statements comprises STAHL’s constituent legal entities which were ultimately acquired by CMCO, specifically:

•	STAHL CraneSystems GmbH, Germany (“STAHL Germany”);

•	STAHL CraneSystems FZE, United Arab Emirates (“STAHL UAE”), a subsidiary of STAHL CraneSystems GmbH (Germany);

•	STAHL CraneSystems (Shanghai) Co., Ltd., People’s Republic of China (“STAHL China”);

•	STAHL CraneSystems SAS, France (“STAHL France”);

•	STAHL CraneSystems India Pvt. Ltd., India (“STAHL India”);

•	Ferrometal Limitada, Portugal (“STAHL Portugal”);

•	STAHL CraneSystems Pte. Ltd., Singapore (“STAHL Singapore”);

•	STAHL CraneSystems S.L., Spain (“STAHL Spain”);

•	STAHL CraneSystems Ltd., UK (“STAHL UK”); and,

•	STAHL CraneSystems, Inc., USA (“STAHL USA”).
The assets and liabilities of the businesses included in the combined financial statements correspond to the historically reported amounts in the IFRS consolidated financial statements of Konecranes.
Expenses and income as well as receivables and payables between companies included in the scope of combination are eliminated. Intra-group profits and losses are also eliminated.
All STAHL entities have a fiscal year-end of December 31.
Transactions between STAHL and Konecranes
All income, expenses, assets and liabilities that are attributable to the economic operations of STAHL are reflected in the combined financial statements. This includes costs for corporate services that were provided by central functions of Konecranes to STAHL, which are shown as “Group service charges by Konecranes” (see Note 5). These corporate services costs have been reflected based on the amounts actually charged by Konecranes to STAHL (see Note 25).
Transactions between STAHL and Konecranes are recognized in accordance with IFRS and classified as related party transactions. The combined financial statements reflect all transactions between STAHL and Konecranes.
Goodwill allocation
The goodwill included in the combined financial statements is based on the goodwill attributable to the STAHL business in the IFRS consolidated financial statements of Konecranes. In the Konecranes financial statements, since STAHL represents an operating segment and cash generating unit, goodwill has been allocated directly to STAHL.
Pensions and similar obligations
Pensions and other long term employee benefit programs (except Share based payments, described below), have been granted by STAHL entities to current and former STAHL employees.
Share based payments
Konecranes has granted share-based long-term incentive plans to key employees of STAHL. The attributable costs and obligations of these plans have been recognized in the combined financial statements.
Capital structure
The equity of STAHL as presented in the combined financial statements represents the net investment of Konecranes in STAHL, which in turn represents the excess of the assets over the liabilities attributable to STAHL in Konecranes’ consolidated financial statements and accumulated other comprehensive income.
The following transactions have been presented as contributions to or withdrawals of equity (and reflected in net equity withdrawals by Parent) from STAHL by Konecranes:

•	The transfer of statutory profits from STAHL Germany to Konecranes pursuant to a profit and loss transfer agreement has been reflected as a withdrawal of equity by Konecranes;

•
The tax expenses of STAHL Germany and STAHL France, which are incorporated in Konecranes tax consolidation structures and which have thus been determined under the separate tax return approach (described below in the section “Income taxes and deferred taxes”), have been assumed to have been paid through contribution of equity by Konecranes;

•
Expenses from share based compensation to members of STAHL management have been reflected as contributions of equity to STAHL from Konecranes, to the extent these expenses were not paid by STAHL to Konecranes; and,

•	Dividend distributions by STAHL entities to Konecranes have been presented as withdrawals of equity by Konecranes.
Combined statement of cash flows
Operating transactions of STAHL with Konecranes are reported as cash flows from operating activities in the combined cash flow statement. Financing transactions with Konecranes, including cash pooling transactions, are presented as cash flows from financing activities.
In addition, transactions between Konecranes and STAHL which have been reflected as equity transactions (see “Capital structure”, above) have been presented in cash flows from financing activities.
Income taxes and deferred taxes
For purposes of the combined financial statements, STAHL companies constitute separate taxable entities (separate tax return approach). This assumption implies that the current and deferred taxes of all STAHL companies are calculated separately and that the recoverability of deferred tax assets is assessed on this basis. Deferred tax assets resulting from tax loss carryforwards were recognized in the combined financial statements to the extent that it is probable that they can be offset with future taxable income from the respective STAHL company. If a STAHL company did not constitute a separate tax payer in previous years, the respective tax receivables and liabilities as well as deferred tax assets on loss carryforwards were treated in the relevant years as contributions to or transfers from equity by Konecranes.
3.3 First time adoption of IFRS
The combined financial statements are the first annual financial statements in which STAHL adopts IFRS. In previous years the STAHL entities prepared reporting packages in accordance with IFRS for consolidation purposes without preparing a complete set of financial statements as defined in IAS 1 Presentation of Financial Statements. Consequently, no reconciliations from previous GAAP to IFRS were required. In addition, no exceptions to the retrospective application of IFRS and exemptions provided by IFRS 1 were applied.

Combined balance sheet as of January 1, 2015

€ thousands
Jan. 1, 2015

Non-current assets
Goodwill	20,661
Intangible assets	10,441
Property, plant and equipment	8,599
Advance payments and construction in progress	72
Other non-current assets	136
Deferred tax assets	9,033
Total non-current assets	48,943

Current assets
Inventories	20,889
Accounts receivable	39,944
Other receivables	683
Deferred assets	668
Financial receivables from Parent	21,658
Cash and cash equivalents	5,003
Total current assets	88,845

Total assets	137,788

Invested equity attributable to Parent	24,294
Cumulative translation difference	—
Net investment of Parent	24,294

Liabilities

Non-current liabilities
Non-current interest-bearing liabilities	67
Long-term employee benefits liabilities	62,594
Deferred tax liabilities	30
Total non-current liabilities	62,691

Current liabilities
Current interest-bearing liabilities	4,729
Advance payments received	7,483
Accounts payable	8,491
Current provisions	3,280
Other short-term liabilities (non-interest bearing)	1,337
Accrued profit transfer obligations	16,599
Income tax payables	458
Accruals	8,425
Total current liabilities	50,803

Total liabilities	113,494

Total equity and liabilities	137,788

3.4 Use of estimates and judgments
The preparation of the financial statements in accordance with IFRS requires management to make estimates and judgments that affect the valuation of reported assets and liabilities and other information, such as contingent liabilities and recognition of income and expenses in the statement of income. These assumptions, estimates and judgments are based on management’s historical experience, best knowledge about the events and other factors, such as expectations on future events, which STAHL assess to be reasonable in the given circumstances. Although these estimates and judgments are based on management’s best understanding of current events and circumstances, actual results may differ from the estimates. Changes in estimates and assumptions are recognized in the financial period the estimate or assumption is changed. The most important items in the combined financial statements, which require management’s estimates and that involve complex and subjective judgments and the use of assumptions, some of which may be for matters that are inherently uncertain and susceptible to change, are the recognition of deferred assets and actuarial assumptions of defined benefit plans (see note 3.2, in particular “Scope and basis of combination”).
Recognition of deferred tax assets
The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible or in which tax losses can be utilized. The tax effect of unused tax losses is recognized as a deferred tax asset when it becomes probable that the tax losses will be utilized. In making assessments regarding deferred tax assets, management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies. The actual current tax exposure is estimated together with assessing temporary differences resulting from differing treatment of items, such as depreciation, provisions and accruals, for tax and accounting purposes. When recording the deferred tax assets, judgments have been based on the estimates of the taxable income in each subsidiary and country in which STAHL operates, and the period over which the deferred tax assets will be recoverable based on the estimated future taxable income and planned tax strategies to utilize these assets. The amount of deferred tax assets considered realizable could however be reduced in subsequent years if estimates of future taxable income during their carry forward periods are reduced, or rulings by the tax authorities are unfavorable. Estimates are therefore subject to change due to both market related and tax authorities related uncertainties, as well as STAHL’s own future decision matters such as restructuring. STAHL is unable to accurately quantify the future adjustments to deferred income tax expense that may occur as a result of these uncertainties.
Actuarial assumptions in defined benefit plans
The pension liability and expense for defined benefit plans are based on various actuarial assumptions such as the assumed discount rate, expected development of salaries and pensions and mortality rates. Significant differences between assumptions and actual experience, or significant changes in assumptions, may materially affect the pension obligations. The effects of actual results differing from assumptions and the changing of assumptions are included in Remeasurement gains/losses on defined benefit plans, which is recorded in the other comprehensive income component of Invested equity attributable to Parent. Discount rates are determined annually based on changes in long-term, high quality corporate bond yields. Decreases in the discount rate results in an increase in the defined benefit obligation and in pension costs. Conversely, an increase in the discount rate results in a decrease in the defined benefit obligation and in pension costs. Increases and decreases in mortality rates have an inverse impact on the defined benefit obligation and pension costs. Increases and decreases in salary and pension growth rates have a direct correlating impact on the defined benefit obligation and pension costs. The assumed discount rate, which is based on rates observed at the end of the preceding financial year may not be indicative of actual rates realized. The actual development for salaries and pensions may not reflect the estimated future development due to the uncertainty of the global economy and various other factors. STAHL uses generational mortality tables to estimate probable future mortality improvements. These tables assume that the trend of increasing life expectancy will continue, resulting in pension benefit payments to younger members being likely to be paid for longer time periods than older members’ pensions, given that assumed retirement ages are those defined in the rules of each plan. The pension liability, which can increase or decrease based on changes in our assumptions, does not represent a mandatory short-term cash obligation. See note 20 and also the sensitivity analysis therein.
3.5 Summary of significant accounting policies
Revenue recognition
Revenue is recognized to the extent that it is probable that the economic benefits will flow to STAHL, that revenue can be reliably measured, and that collectability is reasonably assured. Revenue is measured at the fair value of the consideration received or receivable. The creditworthiness of the buyer is assessed before engaging into a sale. However, if a risk of non-payment arises after revenue recognition, a provision for non-collectability is established. The specific recognition criteria described below must also be met before revenue for the sale of goods is recognized:

a)	The entity has transferred to the buyer the significant risks and rewards of ownership of the goods;

b)	The entity retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

c)	The amount of revenue can be measured reliably;

d)	It is probable that the economic benefits associated with the transaction will flow to the entity; and,

e)	The costs incurred or to be incurred in respect of the transaction can be measured reliably.
The transfer of risk takes place when goods are shipped. Revenue from services is recognized when the outcome of the transaction can be estimated reliably and by reference to the stage of completion based on services performed at the end of the reporting period.
Research and development costs
Research costs are expensed as incurred. Development costs have been expensed as incurred, as no development costs satisfied the criteria for capitalization as intangible assets.
Employee benefits
Certain STAHL companies offer pension plans, retirement benefits and end of service benefits in accordance with local conditions and practices. Pension plans are classified either as defined contribution or defined benefit plans. Under defined contribution plans, expenses are recognized for the period the contribution relates to. STAHL has no legal or constructive obligation to pay further contributions if the fund does not hold sufficient assets to pay employee benefits. Under defined benefit plans, a liability recognized in the balance sheet equal to the net of the present value of the defined unfunded benefit obligation (calculated using the Projected Unit Credit Method). Actuarial gains and losses are recognized in the combined statement of other comprehensive income as remeasurement items when they occur. Remeasurement recorded in other comprehensive income is not recycled. Net interest is calculated by applying the discount rate to the defined unfunded pension obligation. STAHL presents service cost, past-service cost, gains and losses on curtailments and settlements and interest expense as Personnel cost - Costs of defined benefit plans in the combined statement of income. Independent actuaries calculate STAHL’s material defined benefit obligations by applying the Projected Unit Credit Method. A liability for termination benefit is recognized at the earlier of when the entity can no longer withdraw the offer of the termination benefit and when the entity recognizes any related restructuring costs.
Share based payments
Certain STAHL employees receive remuneration from Konecranes share-based incentive plans. Since Konecranes, and not STAHL, has the obligation to settle the share-based payment transactions, they are measured as equity settled transactions.
The cost of equity-settled transactions in the results of STAHL is determined by the fair value at the date when the grant is made using an appropriate valuation model. That cost is recognized, together with a corresponding increase in Invested equity attributable to Parent, over the period in which the performance and/or service conditions are fulfilled in Personnel cost - Social security and other employment costs in the combined statement of income.
Settlements of share-based incentives by Konecranes for STAHL employees are recognized as a contribution from Konecranes in equity.
Foreign currency translation
STAHL’s combined financial statements are presented in euros, which is STAHL’s presentation currency. Each entity in STAHL determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency.
Transactions and balances
Transactions in currencies other than the entity’s functional currency (foreign currencies) are recognized by STAHL entities at their respective functional currency rates prevailing at the date of the transaction. At the end of each reporting period, foreign currency monetary items are retranslated at the functional currency spot exchange rate in effect at the reporting date. The resulting foreign currency exchange differences are recorded in the statement of income. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as of the date of the initial transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined.

Translation differences
Functional currency translation is applied when converting the financial statements of companies with functional currencies other than euros. As the principal foreign enterprises included in the combined financial statements conduct their business activities independently in their functional currencies, their balance-sheet items are translated into euros in the combined financial statements using the exchange rate prevailing on the balance-sheet date. This also applies for goodwill, which is viewed as an asset of the economically autonomous foreign entity. Changes in currency translation year over year are recorded in other comprehensive income without an effect on income. Income and expense items are translated using annual average exchange rates.
Income tax
Taxes shown in the combined statement of income include income taxes to be paid on the basis of local tax legislations, tax adjustments from previous years as well as the effect of the annual change in deferred tax balances. Taxes are calculated using rates enacted or substantively enacted at the balance sheet date. Deferred tax liabilities and deferred tax assets are calculated on all temporary differences arising between the tax basis and the book value of assets and liabilities. Deferred tax is not recognized for non-deductible goodwill on initial recognition. The main temporary differences arise from depreciation differences and defined benefit pension plans. A deferred tax asset is recognized to the extent that it is probable that it can be utilized.
Intangible assets
Intangible assets include trademarks as well as software licenses and software implementation costs. Intangible assets acquired separately are measured on initial recognition at cost. Intangible assets with definite useful life are amortized on the straight-line basis over expected useful lives, which vary from 3 to 5 years with software licenses. They are assessed for impairment whenever there is an indication that the intangible asset may be impaired. Intangible assets with indefinite useful lives are not amortized, but they are tested annually for impairment in a manner equivalent to that for testing goodwill. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.
Impairment testing of goodwill
Goodwill is tested for impairment annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.
Property, plant and equipment
Property, plant and equipment are stated at cost less accumulated depreciation and any impairment losses. Depreciation is recorded on a straight-line basis over the estimated useful economic life of the assets. Machinery and equipment are depreciated over periods of three to ten years.
Improvements made to existing property, plant and equipment that will provide future economic benefit are capitalized and depreciated over the remaining useful life of the asset.
Impairment of assets subject to amortization and depreciation
The carrying values of property, plant and equipment are reviewed for impairment whenever events and changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such an indication exists, the recoverable amount of the assets will be estimated. The recoverable amount is the higher of the assets fair value less selling costs and value in use which is the present value of the cash flows expected from the asset’s use and eventual disposal. An impairment loss is recognized in the statement of income when the recoverable amount of an asset is less than its carrying amount. Impairment losses on these assets are reversed if their recoverable amounts subsequently increase.
Valuation of inventories
Raw materials and supplies are valued at the acquisition cost or, if lower, at the net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale. Semi-manufactured goods are valued at variable production costs including a share of production overheads based on normal capacity. Work in progress of uncompleted orders includes direct labor and material costs, as well as a proportion of overhead costs related to production and installation. Raw materials and supplies are valued using the first-in, first-out (FIFO) basis or weighted average cost. The inventory stock obsolescence provision is based on the best estimate of slow-moving and obsolete inventory at the balance sheet date. The estimates are based on frequent review and evaluation of inventory ageing and composition.
Accounts and other receivables
Accounts and other receivables are initially recorded at cost. Provisions are made for doubtful receivables on individual assessment of potential risks. The effect is recognized in the statement of income.
Cash and cash equivalents
Cash and cash equivalents comprise cash balances and call deposits with banks and other liquid investments with original maturities of three months or less. Bank overdrafts are included in current interest-bearing liabilities.
STAHL managed its cash holdings and short-term cash requirements through balances with Konecranes’ group treasury (included in Financial receivables from Parent), until the termination of these arrangements in December 2016.
Fair value measurement
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. STAHL categorizes assets and liabilities measured at fair value into one of three levels depending on the ability to observe inputs employed in their measurement. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are inputs that are observable, either directly or indirectly, other than quoted prices included within level 1 for the asset or liability. Level 3 inputs are unobservable inputs for the asset or liability reflecting significant modifications to observable related market data or STAHL’s assumptions about pricing by market participants.
Derivative financial instruments and hedge accounting
STAHL’s global operations expose it to currency risk. STAHL uses derivative financial instruments, primarily forward contracts, to economically hedge its risks associated with foreign currency fluctuations relating to certain commitments and forecasted transactions. Derivative financial instruments are used for hedging purposes in accordance with STAHL’s hedging policy and not for speculative purposes. These instruments are initially recognized at fair value at the derivative contract date, and are re-measured to fair value at subsequent reporting dates. Derivatives are presented as financial assets when the fair value is positive and as financial liabilities when the fair value is negative. STAHL does not apply hedge accounting in accordance with IAS 39.
Changes in the fair value of derivative financial instruments are recognized in the statement of income as they arise.
Financial liabilities
Financial liabilities are classified as financial liabilities at fair value through profit or loss or as financial liabilities measured at amortized cost, as appropriate. Financial liabilities include trade and other payables, derivative financial instruments and current and non-current financial liabilities. STAHL determines the classification of its financial liabilities at initial recognition. The measurement of financial liabilities depends on their classification, as follows:
Financial liabilities at fair value through profit or loss
Financial liabilities at fair value through profit or loss are carried on the balance sheet at fair value with gains or losses recognized in the income statement. Derivatives, other than those designated as effective hedging instruments, are classified as held for trading and are included in this category.
Financial liabilities measured at amortized cost
All other financial liabilities are initially recognized at fair value. For interest-bearing liabilities this is the fair value of the proceeds received net of issue costs associated with the borrowing. After initial recognition, other financial liabilities are subsequently measured at amortized cost using the effective interest method. Amortized cost is calculated by taking into account any issue costs, and any discount or premium on settlement. This category of financial liabilities includes accounts payables and interest bearing liabilities.

Provisions
Provisions are recognized in the balance sheet when STAHL has a present legal or constructive obligation as a result of a past event and it is considered probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Provisions may arise from restructuring plans, onerous contracts, guarantees and warranties, among other events. Obligations arising from restructuring plans are recognized when the detailed and formal restructuring plans have been established, the personnel concerned have been informed and when there is a valid expectation that the plan will be implemented. The warranty provision is based on the history of past warranty costs and claims on delivered products under warranty. Additionally warranty provisions can be established on a case by case basis to take into consideration the potentially increased risks. When STAHL expects some or all of a provision to be reimbursed, for example, under an insurance contract, the reimbursement is recognized as a separate asset, but only when the reimbursement is virtually certain.
Leases
Lease contracts, in which STAHL assumes substantially all risks and rewards of ownership, are classified as finance leases. With finance leases, the related assets are recognized in property, plant and equipment at the lower of fair value or the present value of the minimum lease payments as determined at the inception of the lease. The value capitalized is amortized on a straight-line basis over the shorter of the lease period or the useful economic life of the asset. The corresponding lease obligations are included in interest-bearing liabilities.
Other lease contracts are classified as operating leases where the lease payments of these leases are recognized as rental expenses in the statement of income on a straight line basis over the lease term.
Cash flow statement
The cash flow statement has been prepared in accordance with the indirect method. In the cash flow statement a distinction is made between cash flows from operating, investing and financing activities. Currency differences on cash and cash equivalents are recognized separately in the cash flow statement. Revenue and expenses for income tax are recognized under Cash flows from operating activities. Interest costs and interest revenues are recognized under Cash flows from operating activities. Net equity withdrawals from Parent paid out, as well as proceeds and repayments of interest-bearing liabilities, are recognized under Cash flows from financing activities.

3.6 Application of new and amended IFRS standards
STAHL has not adopted any new or revised IFRS from January 1, 2016 that have had any impact on the current or comparative periods.
STAHL has not applied the following new and revised IFRS that have been issued but are not yet effective:

Standard	Topic	Effective date
IFRS 9	Financial Instruments	January 1, 2018
IFRS 15	Revenue from Contracts with Customers (and the related Clarifications)	January 1, 2018
IFRS 16	Leases	January 1, 2019
Amendments to IFRS 2	Classification and Measurement of Share-based Payment Transactions	January 1, 2018
Amendments to IFRS 4	Applying IFRS 9 Financial Instruments with IFRS 4 Insurance Contracts	January 1, 2018
Amendments to IFRS 10 and IAS 28	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture	No date set
Amendments to IAS 7	Disclosure Initiative	January 1, 2017
Annual Improvements Project	Cycle 2012-2016 Amendments to various Standards	January 1, 2017
IAS 40	Transfers of Investment Property	January 1, 2018
Amendments to IAS 12	Recognition of Deferred Tax Assets for Unrealized Losses	January 1, 2017
IFRIC 22	Foreign currency translations and advance considerations	January 1, 2018

STAHL was acquired by Columbus McKinnon Corporation on January 31, 2017. Subsequent to the acquisition, STAHL will no longer report under IFRS and, consequently, the new and revised IFRS will not have an effect on STAHL’s financial statements.

4. Specification of sales

	2016	2015
Sale of goods	149,551	166,340
Rendering of services	346	560
Sales deductions	(480)	(535)
Total	149,417	166,365

5. Operating expenses

	2016	2015
Material and supplies	40,424	37,039
Other direct production costs	18,689	31,396
Subcontracting	2,891	3,686
Change in work in progress	91	(49)
Provision for outstanding costs	(363)	(1,240)
Materials, supplies and subcontracting	61,733	70,832
Personnel cost	48,472	48,366
Depreciation and amortization	2,113	2,346
Direct administrative and other direct operating costs	8,390	9,953
Selling and administrative expenses	6,707	6,444
Group service charges from Parent	9,659	11,052
Other operating expenses	24,756	27,449
Total operating expenses	137,074	148,993

STAHL incurred €2,546 (2015: €4,454) in research and development expenses which are included in Group service charges from Parent.
6. Personnel cost

	2016	2015
Wages and salaries	33,600	34,356
Social security and other employment costs	8,998	8,679
Holiday pay and sick pay	1,656	1,286
Bonuses and others	1,031	768
Costs of defined benefit plans	2,310	2,449
Costs of other long-term employee benefits	482	520
Costs of defined contribution pension benefits	395	309
Total	48,472	48,366

7. Depreciation, amortization and impairments
Depreciation and amortization

	2016	2015
Intangible assets	32	48
Buildings	192	265
Machinery and equipment	1,890	2,033
Total	2,113	2,346

Impairments
In 2016 and 2015, no impairments were recorded.
8. Financial income and expenses

	2016	2015
Interest income	107	127
Financial income	107	127
Interest expense	(86)	(158)
Exchange rate differences	(74)	(342)
Other financial expenses	(9)	(4)
Financial expenses	(170)	(504)
Total	(63)	(377)

9. Income taxes
Taxes in statement of income

	2016	2015
Local income taxes of STAHL companies	4,033	5,254
Taxes from previous years	343	(145)
Change in deferred taxes	(79)	5
Total	4,297	5,114

Reconciliation of income before taxes with income taxes

	2016	2015
Profit before tax	14,245	20,006
Taxes calculated at German tax rate 29.87%	4,255	5,976
Effect of different tax rates of foreign subsidiaries	(517)	(635)
Taxes from previous years	343	(145)
Tax effects of write-downs of previously recognized tax assets	364	—
Tax effects of utilization of loss carryforwards not previously recognized	(77)	(150)
Tax effects from non-recognition of deferred tax asset on losses	153	—
Tax effects from reversal of accruals	(209)	—
Tax effects of permanent differences	(16)	(5)
Tax effects of recognition of previously unrecognized tax assets on temporary differences	—	48
Other items	—	26
Income taxes expense	4,297	5,114
Effective tax rate%	30.2%	25.6%

As STAHL Germany is STAHL’s most significant entity in terms of sales, earnings and assets, the reconciliation of income before taxes with income taxes, above, commences with the German combined corporate income tax and trade tax rate of 29.87%. STAHL estimates and accrues taxes that will ultimately be payable when reviews or audits by tax authorities of tax returns are completed.
Tax effects of components in other comprehensive income

	2016	2015
Income tax effect of re-measurement losses on defined benefit plans	1,841	(667)
Total	1,841	(667)

10. Goodwill and goodwill impairment testing
STAHL represents a single cash-generating unit. Consequently, STAHL Group is the lowest level at which goodwill is monitored for impairment. The recoverable amount of goodwill has been determined by the fair value less cost to sell. Fair value, in turn, was determined with reference to the range of potential purchase prices Konecranes expects to receive from CMCO for STAHL which was known at 31 December 2016, the measurement date. Since the recoverable amount so determined exceeded net assets in the combined financial statements (including allocated goodwill), no impairment loss on goodwill has been recognized.

There is no indication that a reasonably possible change in a key assumption on which the determination of the recoverable amount was based would cause an impairment. The change in the carrying amount of goodwill from €21,025 as of Jan. 1, 2015 to €21,030 in 2015 and to €21,125 in 2016 resulted from currency translation effects.
11. Intangible assets

	Trade-	Soft-
Jan. 1 - Dec. 31, 2016	marks	ware	Total
Acquisition costs as of January 1	10,357	2,130	12,487
Additions	—	37	37
Translation difference	—	10	10
Acquisition costs as of December 31	10,357	2,177	12,534
Accumulated amortization as of January 1	—	(2,073)	(2,073)
Amortization for financial year	—	(32)	(32)
Translation difference	—	(9)	(9)
Total as of December 31	10,357	64	10,421

	Trade-	Soft-
Jan. 1 - Dec. 31, 2015	marks	ware	Total
Acquisition costs as of January 1	10,357	2,078	12,435
Additions	—	21	21
Translation difference	—	32	32
Acquisition costs as of December 31	10,357	2,130	12,487
Accumulated amortization as of January 1	—	(1,994)	(1,994)
Amortization for financial year	—	(48)	(48)
Translation difference	—	(31)	(31)
Total as of December 31	10,357	57	10,414

Trademarks comprise the STAHL trademark acquired by Konecranes in the acquisition of STAHL as of January 1, 2006. The trademark has an indefinite useful life, as there is no foreseeable limit on the period over which the asset is expected to generate net cash inflows for STAHL.
Software (including software implementation costs) is stated at cost and amortized on a straight-line basis over its expected useful life. The amortization of intangible assets is included in the depreciation and impairments line in the combined statement of income.

12. Property, plant and equipment

	Build-	Machinery &
Jan. 1 - Dec. 31, 2016	ings	equipment	Total
Acquisition costs as of January 1	1,489	34,292	35,781
Additions	50	764	814
Disposals	—	(227)	(227)
Other changes	—	(32)	(32)
Translation difference	1	1	2
Acquisition costs as of December 31	1,540	34,797	36,337
Accumulated depreciation as of January 1	(880)	(27,230)	(28,110)
Depreciation for financial year	(192)	(1,894)	(2,085)
Accumulated depreciation relating to disposals	—	123	123
Translation difference	—	(3)	(3)
Total as of December 31	468	5,793	6,261

	Build-	Machinery &
Jan. 1 - Dec. 31, 2015	ings	equipment	Total
Acquisition costs as of January 1	1,271	33,206	34,476
Additions	216	1,171	1,387
Disposals	—	(205)	(205)
Translation difference	3	120	123
Acquisition costs as of December 31	1,489	34,292	35,781
Accumulated depreciation as of January 1	(615)	(25,261)	(25,875)
Depreciation for financial year	(265)	(2,032)	(2,297)
Accumulated depreciation relating to disposals	—	153	153
Translation difference	—	(91)	(91)
Total as of December 31	609	7,061	7,671

There were no buildings capitalized under finance leases at the end of 2016 or 2015. The carrying amount of machinery and equipment under finance leases as of December 31, 2016 is €62 (2015: €74, Jan. 1, 2015: €78).
13. Deferred tax assets and liabilities

Dec. 31, 2016	Assets	Liabilities
Fixed assets	161	(155)
Intangible assets	—	(3,089)
Employee benefits	12,885	—
Provisions	48	—
Unused tax losses	399	—
Other temporary differences	152	(151)
Subtotal	13,645	(3,395)
Netting	(3,395)	3,395
Total	10,250	—

Dec. 31, 2015	Assets	Liabilities
Fixed assets	—	(11)
Intangible assets	—	(3,089)
Employee benefits	10,785	—
Provisions	153	—
Unused tax losses	711	—
Other temporary differences	211	(479)
Subtotal	11,860	(3,579)
Netting	(3,531)	3,531
Total	8,329	(48)

Jan. 1, 2015	Assets	Liabilities
Fixed assets	—	(53)
Intangible assets	—	(3,089)
Employee benefits	11,039	—
Provisions	81	—
Unused tax losses	608	—
Other temporary differences	525	(108)
Subtotal	12,253	(3,250)
Netting	(3,220)	3,220
Total	9,033	(30)

In 2016, €12,793 (2015: €10,774, Jan. 1, 2015: €11,026) of deferred tax assets relate to timing differences in respect of the carrying value of defined pension plan obligations in STAHL Germany. Based on the forecasts of taxable income for future periods it has been assessed there is convincing evidence that the deferred tax assets can be utilized. Deferred tax liabilities in respect of intangible assets relate to the carrying value of the STAHL trademark. These deferred tax balances have been recognized using the German statutory tax rate of 29.8%.
Tax losses carried forward
At the end of 2016, STAHL recorded a deferred tax asset of €399 (2015: €711, Jan. 1, 2015: €608) related to unused tax losses on carried-forward losses of €1,970 (2015: €3,200, Jan. 1, 2015: €2,805). The tax losses, for which no deferred tax assets are recognized due to the uncertainty of the utilization of the losses, amounted to €1,494 (2015: €635, Jan. 1, 2015: €679). €230 (2015: €459, Jan. 1, 2015: €459) of these tax losses carry-forwards available have unlimited expiry, €944 (2015: €176, Jan. 1, 2015: €220) expire within two to five years from December 31, 2016, and €176 (2015: €0, Jan. 1, 2015: €0) within one year. Of the tax losses, for which no deferred tax assets are recognized as of December 31, 2016, €550 will expire upon the acquisition of STAHL by CMCO.
Tax losses carried forward and related deferred tax assets on December 31 by the most significant countries are as follows:

Dec. 31, 2016	Tax losses carried forward	Potential deferred tax assets	Deferred tax assets not recorded	Deferred tax assets
Germany	1,970	399	—	399
China	944	236	236	—
France	230	78	78	—
Portugal	176	37	37	—
India	144	45	45	—
Total	3,464	795	396	399

Dec. 31, 2015	Tax losses carried forward	Potential deferred tax assets	Deferred tax assets not recorded	Deferred tax assets
Germany	1,970	399	—	399
China	1,161	290	—	290
France	459	156	156	—
Portugal	176	37	37	—
India	69	21	—	21
Total	3,835	904	193	711

Jan. 1, 2015	Tax losses carried forward	Potential deferred tax assets	Deferred tax assets not recorded	Deferred tax assets
Germany	1,970	399	—	399
China	835	209	—	209
France	459	156	156	—
Portugal	220	46	46	—
Total	3,484	810	202	608

14. Inventories
Inventories

	Dec. 31,	Dec. 31,	Jan. 1,
	2016	2015	2015
Raw materials and semi-manufactured goods	8,477	9,004	9,623
Work in progress	12,801	13,090	12,579
Finished goods	630	898	988
Advance payments	259	380	229
Total before provisions	22,168	23,372	23,419
Provisions for obsolete inventories and loss contracts	(1,905)	(2,495)	(2,530)
Total inventories	20,263	20,878	20,889

Jan. 1 - Dec. 31, 2016	Balance at the beginning of the year	Translation difference	Utilized during the period	Provision not needed	Additions	Balance at the end of the year
Provision for obsolete inventory	(1,896)	24	512	—	(43)	(1,403)
Provision for loss contracts	(598)	2	94	—	—	(502)
Total inventory provisions	(2,495)	26	607	—	(43)	(1,905)

Jan. 1 - Dec. 31, 2015	Balance at the beginning of the year	Translation difference	Utilized during the period	Provision not needed	Additions	Balance at the end of the year
Provision for obsolete inventory	(2,016)	(24)	403	9	(269)	(1,896)
Provision for loss contracts	(514)	(3)	(81)	—	—	(598)
Total inventory provisions	(2,530)	(27)	322	9	(269)	(2,495)

15. Accounts receivable
Ageing analysis of accounts receivable

	Dec. 31,	Dec. 31,	Jan. 1,
	2016	2015	2015
Not overdue	18,042	25,990	28,894
1-30 days overdue	5,316	5,757	5,989
31-60 days overdue	2,593	1,364	2,421
61-90 days overdue	422	667	664
more than 91 days overdue	3,938	2,028	3,060
Total gross accounts receivable	30,311	35,806	41,028
Provision for doubtful accounts	(1,556)	(888)	(1,084)
Total accounts receivable	28,755	34,919	39,944

The carrying amount of accounts receivable approximates to their fair value. Accounts receivable are subject to only minor credit risk concentrations due to STAHL’s diversified customer portfolio. There were no significant credit losses during any of the financial years presented.

Jan. 1 - Dec. 31, 2016	Balance at the beginning of the year	Translation difference	Utilized during the period	Provision not needed	Additions	Balance at the end of the year
Provision for doubtful accounts	(888)	(7)	275	3	(939)	(1,556)

Jan. 1 - Dec. 31, 2015	Balance at the beginning of the year	Translation difference	Utilized during the period	Provision not needed	Additions	Balance at the end of the year
Provision for doubtful accounts	(1,084)	(58)	358	230	(334)	(888)

The release of the provision not needed relates to cash received from individual receivables, which were historically provided for due to management’s uncertainty as to their collectability.
16. Other receivables

	Dec. 31,	Dec. 31,	Jan. 1,
	2016	2015	2015
Bills receivable	122	516	225
VAT receivables	521	282	458
Total	643	798	683

17. Deferred assets

	Dec. 31,	Dec. 31,	Jan. 1,
	2016	2015	2015
Prepaid expenses	471	321	331
Rental or other guarantee deposits	30	11	9
Company income tax	—	23	14
Revenues not yet invoiced	—	—	30
Other	167	273	284
Total	668	627	668

18. Cash and cash equivalents
Cash and cash equivalents comprise cash at hand and in banks and are carried at nominal value, which corresponds to their fair value.
19. Interest-bearing liabilities
Overview of interest bearing liabilities

Dec. 31, 2016	Current	Non-current	Total
Loans payable to Parent	2,459	—	2,459
Finance lease liabilities	12	51	62
Total	2,471	51	2,521

Dec. 31, 2015	Current	Non-current	Total
Short-term financial payables to Parent	2,338	—	2,338
Loans payable to Parent	1,109	—	1,109
Bank overdrafts	60	—	60
Finance lease liabilities	12	62	74
Total	3,518	62	3,581

Jan. 1, 2015	Current	Non-current	Total
Short-term financial payables to Parent	2,412	—	2,412
Loans payable to Parent	2,256	—	2,256
Bank overdrafts	50	—	50
Finance lease liabilities	11	67	78
Total	4,729	67	4,796

The short-term financial payables to Parent comprise an RMB denominated debt payable by STAHL China to Konecranes to fund short term operating and working capital needs which bears interest at 4.35% (2015: 3.00%) and is repayable on May 24, 2017.
Liquidity risk, containing undiscounted cash flows of non-derivative financial liabilities by currency
The following table reflects all contractually fixed pay-offs for settlement, repayments and interest resulting from recognized financial liabilities, excluding derivatives. The amounts disclosed are undiscounted net cash outflows for the respective upcoming fiscal years, based on the earliest date on which STAHL could be required to pay. Cash outflows for financial liabilities (including interest) without fixed amount or timing are based on the conditions existing at December 31.

Dec. 31, 2016		Maturity
Currency	Avg. rate %	Less than 1 year	1-5 years	Over 5 years	Amount MEUR
CNY	4.35	2,459	—	—	2,459
Total financial payables to Parent		2,459	—	—	2,459
Other financial liabilities		12	48	3	62
Total financial liabilities		2,471	48	3	2,521

Dec. 31, 2015		Maturity
Currency	Avg. rate %	Less than 1 year	1-5 years	Over 5 years	Amount MEUR
CNY	3.00	2,338	—	—	2,338
EUR	1.98	590	—	—	590
SGD	3.03	519	—	—	519
Total financial payables to Parent		3,447	—	—	3,447
Other financial liabilities		12	47	15	74
Total financial liabilities		3,458	47	15	3,521

Jan. 1, 2015		Maturity
Currency	Avg. rate %	Less than 1 year	1-5 years	Over 5 years	Amount MEUR
CNY	3.00	2,412	—	—	2,412
EUR	3.08	1,758	—	—	1,758
SGD	3.12	498	—	—	498
Total financial payables to Parent		4,668	—	—	4,668
Other financial liabilities		11	45	21	78
Total financial liabilities		4,679	45	21	4,746

20. Employee benefits
Overview of liabilities for long-term employee benefit plans

	Dec. 31,	Dec. 31,	Jan. 1,
	2016	2015	2015
STAHL Germany unfunded defined benefit pension plans	65,654	59,466	61,640
STAHL France unfunded, lump-sum retirement benefits	110	110	—
STAHL UAE end of service benefits	738	626	418
Total liabilities for defined benefit plans	66,502	60,202	62,058
STAHL Germany old-age part-time retirement benefits (liability net of plan assets)	532	264	237
STAHL Germany employment jubilee benefits	307	298	299
Total liability for other long-term employee benefits	67,341	60,764	62,594

The defined benefit plans typically expose STAHL to actuarial risks such as interest rate risk, longevity risk and salary risk. All of the defined benefit plans are unfunded.

The following tables summarize the components of net benefit expense recognized in the statement of profit or loss and amounts recognized in the balance sheet for long-term employee defined benefit plans:
Components of defined benefit plans recorded in comprehensive income

	2016	2015
Service cost:
Current service cost	907	1,145
Net interest cost	1,403	1,304
Components of defined costs recorded in profit or loss	2,310	2,449
Actuarial (gains)/losses arising from changes in financial assumptions	6,235	(2,387)
Actuarial (gains)/losses arising from experience adjustments	(97)	164
Components of defined benefit plan costs recorded in other comprehensive income	6,138	(2,223)

The actuarial losses arising from changes in financial assumptions were caused by the change of discount rates.
Movements of the present value of defined benefit plan obligations

	2016	2015
Obligation as at January 1	60,202	62,058
Settlements and curtailments (-)	(8)	—
Current service cost	907	1,145
Interest cost	1,403	1,304
Actuarial (gains)/losses arising from changes in financial assumptions	6,235	(2,387)
Actuarial (gains)/losses arising from experience adjustments	(97)	165
Benefits paid	(2,165)	(2,134)
Foreign currency translation effects	25	51
Obligation as at December 31	66,502	60,202

Main actuarial assumptions of STAHL Germany defined benefit pension plans
Of the total liability for defined benefit plans of €66,502 (2015: €60,202, Jan. 1, 2015: €62,058) as of December 31, 2016, €65,654 (2015: €59,466, Jan. 1, 2015: €61,640) relates to the defined benefit pension plans of STAHL Germany.
STAHL Germany’s defined benefit pension plans are unfunded and payments to plan participants start after retirement. Retirement benefits are based on the number of years worked and salaries received during the pensionable service period. Pension payments commence with the retirement age as set for the national public pension scheme in Germany. The main defined benefit pension plan has been closed to new members since 1997. The post-retirement installments are calculated as 0.35% of the last month’s salary times the years of employment (maximum of 42 years).
Assumptions under IAS 19 Employee Benefits are set by reference to market conditions at the valuation date. Qualified independent actuaries have updated the actuarial valuations under IAS 19 of the defined benefit schemes operated by STAHL Germany. The assumptions used by the actuaries are chosen from a range of possible actuarial assumptions which, due to the long-term nature of the schemes, may not necessarily be borne out in practice.
The following table shows the assumptions, weighted by liabilities, used to value the principal defined benefit pension plans of STAHL Germany. The table below shows the % effect, as an increase or decrease in the liability, of a change in the significant actuarial assumptions.

		2016		2015
Discount rate %		1.85		2.40
Expected development of salaries %		2.00		2.00
Expected development of pensions %		1.50		1.50
Mortality table: Richttafeln 2005 G von Klaus Heubeck

Sensitivity analysis	Increase	Decrease	Increase	Decrease
0.5% points change in the discount rate	(7.55%)	8.57%	(7.32%)	8.28%
0.5% points change in the expected development of salaries	1.30%	(1.24%)	1.51%	(1.43%)
0.5% points change in the expected development of pensions	6.45%	(5.88%)	6.19%	(5.65%)

The sensitivity analyses above have been determined based on reasonably possible changes of the respective assumptions occurring at the end of the reporting period and may not be representative of the actual change. It is based on a change in the key assumption while holding all other assumptions constant. A linear extrapolation of these amounts based on alternative changes in the assumptions as well as an addition of combined changes in the individual assumptions is not possible. There are no changes in the way the sensitivity analyses were performed compared to the previous years.
The average duration of STAHL Germany‘s defined benefit pension obligations weighted by the present value of the defined benefit obligations is 16.4 years.
STAHL Germany expects to pay €2,280 in benefits for STAHL Germany’s defined benefit pension plans in 2017.
21. Provisions

Jan. 1 - Dec. 31, 2016	Warranty	Claims	Restructuring	Other	Total
Total provisions as at January 1	2,478	70	482	—	3,030
Additional provision in the period	1,551	206	—	—	1,757
Utilization of provision	(1,036)	(146)	(337)	—	(1,519)
Unused amounts reversed	(207)	—	(65)	—	(272)
Translation difference	13	5	—	—	19
Total provisions as at December 31	2,799	135	80	—	3,013

Jan. 1 - Dec. 31, 2015	Warranty	Claims	Restructuring	Other	Total
Total provisions as at January 1	3,162	67	—	51	3,280
Additional provision in the period	1,835	23	720	—	2,579
Utilization of provision	(1,226)	(28)	(238)	(35)	(1,527)
Unused amounts reversed	(1,308)	—	—	(19)	(1,327)
Translation difference	14	8	—	3	25
Total provisions as at December 31	2,478	70	482	—	3,030

The provision for warranties covers the expenses due to the repair or replacement of products during their warranty period. The warranty liability is based on historical realized warranty costs for deliveries of standard products and services. The usual warranty period is 12 months. A restructuring provision is recognized when STAHL has prepared a detailed reorganization plan and begun implementation of the plan or announced the matter.
Restructuring costs
STAHL did not record any restructuring costs in 2016 (2015: €720).

22. Other short-term liabilities (non-interest bearing)

	Dec. 31,	Dec. 31,	Jan. 1,
	2016	2015	2015
Payroll tax	612	515	497
Value added tax	505	610	552
Social security payments	73	73	66
Other	8	13	221
Total	1,198	1,212	1,337

23. Accruals

	Dec. 31,	Dec. 31,	Jan. 1,
	2016	2015	2015
Provision for outstanding invoices	3,372	3,325	3,556
Wages, salaries and personnel expenses	3,364	4,114	4,144
Other items	1,600	1,096	725
Total	8,336	8,535	8,425

24. Share based payments
Performance Share Plan
Certain members of STAHL management participate in Konecranes’ Performance Share Plan (“PSP”), which is a share-based incentive plan directed to Konecranes’ key employees. In general, PSP participants receive awards based on certain Konecranes performance metrics as measured over a three-year discretionary period. In 2016, expenses for the PSP were €26 (2015: €32).
After 2016, STAHL employees no longer participate in the PSP. However, STAHL employees will receive benefits from the PSP to the extent that they have vested share options in a discretionary period which has not yet expired. These benefits will be settled directly by Konecranes with the relevant employees.
Employee Share Savings Plan
Certain STAHL employees participate in Konecranes’ Employee Share Savings Plan (“ESSP”) in which each participant will receive one free matching Konecranes share for every two acquired savings shares, provided that the participant holds the Konecranes share until the end of a designated holding period. In 2016, expenses for the ESSP were €30 (2015: €23).
After 2016, STAHL employees no longer participate in the ESSP. However, STAHL employees who have participated will receive benefits from the ESSP to the extent that they meet the requirements of the ESSP and the relevant designated holding periods have not expired. These benefits will be settled directly by Konecranes with the relevant employees.
25. Related party transactions
The related parties of STAHL include Konecranes and its subsidiaries (excluding STAHL), associated companies, joint ventures and joint operations, as well as the key management personnel of Konecranes and STAHL.
25.1 Transactions with Parent and its subsidiaries

	2016	2015
Sales of goods and services to Parent	18,998	21,398
Other income from Parent	1,745	2,784
Purchases of goods and services from Parent (excluding group service charges)	15,911	18,800
Group service charges from Parent	9,659	11,052
Accounts receivable due from Parent (recorded in accounts receivable)	3,472	2,921
Accounts payable due to Parent (recorded in accounts payable)	3,365	4,921
Loans receivable from Parent	—	14,204
Short-term financial receivable from Parent	—	9,439
Derivative financial instruments	—	122
Accrued profit transfer obligations	13,331	15,751
Dividends paid to Parent	3,121	5,855
Interest-bearing liabilities due to Parent	2,459	—
Loans payable to Parent	—	1,109
Short-term financial payable to Parent	—	2,338

Group service charges from Parent
During the financial year, services were provided by Konecranes to STAHL entities under service agreements between Konecranes and the respective STAHL entities, encompassing the following:

•
Group services: group management and administrative services; information technology services; finance and treasury services; human resources support; legal support, marketing and communications support; strategy and technology support; research, innovation and development support; and,

•	Business area services: business area management and finance services; marketing support; human resources and training; and information technology development and support.
These costs were charged by Konecranes to STAHL and other Konecranes subsidiaries on the following bases:

•
The applicable costs of Konecrane’s group functions are allocated to Konecranes subsidiaries based equally on their relative share of the respective business area’s sales (or equipment and spare parts sales, in the case of research, innovation and development services) and “added value” (sales less direct materials and product costs); and,

•	The applicable costs of Konecrane’s equipment and service business areas are allocated to Konecrane’s subsidiaries according to their relative share of the respective business area’s sales.
STAHL Germany profit and loss transfer agreement
For tax consolidation purposes in Germany, STAHL Germany has a profit and loss transfer agreement with its Konecranes parent in Germany. Pursuant to this agreement, STAHL Germany’s statutory net profit is transferred to its parent, with the effect that STAHL Germany has nil statutory net income and is not itself directly subject to income and trade taxes in Germany. The profit transfer for 2016 of €13,721 and for 2015 of €15,751 have been shown as a withdrawals of equity from Stahl by Konecranes, and the related payables have been shown as Accrued profit transfer obligations on the balance sheet. While income tax expenses were recorded as a result of the single entity approach, the tax related payables were assumed to have been settled through Net investment by Parent.
Financing arrangements between STAHL and Konecranes
STAHL managed its cash holdings and short-term cash requirements through lendings to and borrowings from Konecranes’ group treasury, until the termination of these arrangements in December 2016.
Key management personnel of Konecranes
During the reporting period of the combined financial statements, STAHL did not exist as a separate group and thus there were no key management personnel for the group as a whole. However, key management decisions guiding STAHL were made by the group and business area management of Konecranes (the costs of which are charged to STAHL through Konecranes group charges) and the managing directors of the STAHL entities.

Accordingly, the following disclosures show the compensation of the key management of Konecranes and the relevant business areas, based on the allocation keys that were used for the allocation of overhead costs including management compensation to STAHL, and the managing directors of the STAHL entities.
Konecranes management charges
Konecranes charges the costs of Konecranes’ group and business area management to STAHL on the bases explained in “Group service charges by Konecranes to STAHL”. In 2016, the charges for group management were €563 (2015: €1,001) and for business area management were €198 (2015: €411).
The compensation of Konecranes‘ group and business area management is set and reviewed by the committees and processes established at Konecranes.
As of December 31, 2016, there were no loans outstanding from STAHL to members of Konecranes management, and there were no guarantees made by STAHL on behalf of members of Konecranes management.
STAHL entities’ Managing Directors
In 2016, total compensation to STAHL entities’ managing directors comprised €1,760 (2015: €1,217) salaries and bonuses, €265 (2015: €117) of pension benefits and €26 of share-based payments (2015: €32).
As of December 31, 2016 and 2015, there were no loans outstanding from STAHL to members of STAHL managing directors, and there were no guarantees made by STAHL on behalf of STAHL managing directors.
25.2 Transactions with associated companies of Konecranes

	2016	2015
Sales of goods and services to associated companies and joint arrangements	7,195	7,079
Receivables from associated companies and joint arrangements	2,475	2,669
Purchases of goods and services from associated companies and joint arrangements	3,041	2,595
Liabilities to associated companies and joint arrangements	300	291

26. Guarantees, lease commitments and contingent liabilities

	Dec. 31,	Dec. 31,
For own commercial obligations	2016	2015
Guarantees	6,122	7,167
Operating lease liabilities	4,583	5,050
Total	10,705	12,217

Operating leases

	Dec. 31,	Dec. 31,
	2016	2015
Minimum lease payments
within 1 year	2,063	2,214
1-5 years	2,477	2,704
over 5 years	43	132
Total	4,583	5,050

Operating rental expenses during the year	2,193	2,228

STAHL has various operating leases for office equipment vehicles and premises with varying terms and renewal rights. Leasing contracts comply with normal practices in the countries concerned.
From time to time STAHL provides customers with guarantees pursuant to the applicable customer contract, typically including the following:

•	Advance payment guarantees given to the customer to secure their down payment;

•	Performance guarantees to secure customers respecting STAHL’s own performance in customer contracts; and,

•	Warranty period guarantees to secure the correction of defects during the warranty period.
Contingent liabilities relating to litigation
Various legal actions, claims and other proceedings pend against STAHL in various countries. These actions, claims and other proceedings are typical of this industry and consistent with a global business offering that encompasses a wide range of products and services. These matters involve contractual disputes, warranty claims, product liability (including design defects, manufacturing defects, failure to warn and asbestos legacy), employment, vehicles and other matters involving claims of general liability.
While the final outcome of these matters cannot be predicted with certainty, management has the opinion, based on the information available to date and considering the grounds presented for such claims, the available insurance coverage, that the outcome of such actions, claims and other proceedings, if unfavorable, would not have a material adverse impact on the financial condition of STAHL.

27. Financial assets and liabilities
The carrying amounts of financial assets and liabilities have been determined as follows:

Dec. 31, 2016	Financial assets/ liabilities at fair value through OCI	Financial assets/ liabilities at fair value through income statement	Financial assets/liabilities recognized at amortized cost	Carrying amounts by balance sheet item
Current financial assets
Accounts receivable and other receivables	—	—	28,877	28,877
Equity investments	136	—	—	136
Cash and cash equivalents	—	—	26,758	26,758
Total	136	—	55,634	55,770

Financial liabilities
Non-current financial liabilities
Interest-bearing liabilities	—	—	51	51
Current financial liabilities
Interest-bearing liabilities	—	—	2,471	2,471
Accrued profit transfer obligations	—	—	13,331	13,331
Accounts payable and other payables	—	—	7,637	7,637
Total	—	—	23,489	23,489

Dec. 31, 2015	Financial assets/ liabilities at fair value through OCI	Financial assets/ liabilities at fair value through income statement	Financial assets/liabilities recognized at amortized cost	Carrying amounts by balance sheet item
Current financial assets
Accounts receivable and other receivables	—	—	35,436	35,436
Loans receivable from Parent	—	—	14,204	14,204
Short-term financial receivable from Parent	—	—	9,439	9,439
Derivative financial instruments	—	122	—	122
Equity investments	136	—	—	136
Cash and cash equivalents	—	—	4,858	4,858
Total	136	122	63,936	64,194

Financial liabilities
Non-current financial liabilities
Interest-bearing liabilities	—	—	62	62
Current financial liabilities
Interest-bearing liabilities	—	—	72	72
Accrued profit transfer obligations	—	—	15,751	15,751
Loan payable to Parent	—	—	1,109	1,109
Short-term financial payable to Parent	—	—	2,338	2,338
Accounts payable and other payables	—	—	10,003	10,003
Total	—	—	29,335	29,335

Jan. 1, 2015	Financial assets/ liabilities at fair value through OCI	Financial assets/ liabilities at fair value through income statement	Financial assets/liabilities recognized at amortized cost	Carrying amounts by balance sheet item
Current financial assets
Accounts receivable and other receivables	—	—	40,169	40,169
Loans receivable from Parent	—	—	10,223	10,223
Short-term financial receivable from Parent	—	—	11,435	11,435
Equity investments	136	—	—	136
Cash and cash equivalents	—	—	5,003	5,003
Total	136	—	66,830	66,966

Financial liabilities
Non-current financial liabilities
Interest-bearing liabilities	—	—	67	67
Current financial liabilities
Interest-bearing liabilities	—	—	61	61
Accrued profit transfer obligations	—	—	16,599	16,599
Loan payable to Parent	—	—	2,256	2,256
Short-term financial payable to Parent	—	—	2,412	2,412
Derivative financial instruments	—	221	—	221
Accounts payable and other payables	—	—	8,491	8,491
Total	—	221	29,886	30,107

Fair values
Management assessed that the carrying amounts of cash and short-term deposits, trade receivables, trade payables, short-term interest-bearing liabilities and other current liabilities approximate their fair values largely due to the short-term maturities of these instruments.

The fair values of the derivate financial instruments (forward foreign exchange contracts) are determined using forward exchange rates at the balance sheet date. The resulting fair value estimates are included in level 2 of the fair value hierarchy.
28. Management of financial risks
The nature of STAHL’s business and its global presence exposes it to a range of financial risks. These risks include (i) market risks, which include potential unfavorable changes in foreign exchange rates, interest rates and commodities (ii) liquidity risk and (iii) credit and counterparty risk.
Market risk
The responsibility for identifying, evaluating and controlling the financial risks arising from the STAHL’s business operations was substantially delegated by STAHL to Konecranes’ business units and Konecranes’ group treasury pursuant to service agreements between Konecranes and STAHL. As a result, substantially all funding, cash management and foreign exchange with external banks and other counterparties was performed by Konecranes’ group treasury. The service agreements between Konecranes and STAHL were terminated in December 2016.
Foreign exchange risk
STAHL’s global business operations generate foreign exchange risk. In particular, STAHL Germany is exposed to foreign exchange risk primarily on non-euro denominated purchases of materials and on non-euro denominated export sales to external customers and to the STAHL sales entities. In general, STAHL sales entities’ transactions are conducted in their respective local currencies.
STAHL entities hedged their foreign exchange risk with Konecranes group treasury. Depending on the business area and the probability of the cash flows, the hedging covers operative cash flows for up to the next three months and is accomplished by using foreign exchange forward contracts between STAHL and Konecranes. These arrangements with Konecranes group treasury were terminated by December 31, 2016, and STAHL had no outstanding hedging positions with Konecranes group treasury as of December 31, 2016.
The following table shows the translation exposure, which represents the equity of STAHL in a local currency, expressed in euro thousands, as of December 31, 2016 and December 31, 2015:

	Dec. 31,	Dec. 31,
	2016	2015
AED	3,219	4,475
CNY	(976)	(333)
GBP	2,198	2,857
INR	121	171
SGD	1,222	995
USD	698	1,580

Changes in currency rates can affect the profitability and equity of STAHL. The US dollar has the largest impact, since a significant volume of sales are made in US dollars.
The following table shows the theoretical effects that changes in the € / US$ exchange rate would have on STAHL’s annual EBIT and equity.
Market risk - Sensitivity analysis

Change in	2016	2016	2015	2015
USD/EUR rate	EBIT	Equity	EBIT	Equity
10.0%	1,156	720	1,505	1,083
(10.0%)	(946)	(589)	(1,231)	(886)

An appreciation of the US dollar against the euro by 10% increases EBIT by €1,156 and equity by €720 (2015: €1,505 and €1,083). Conversely, a depreciation of the US dollar against the euro decreases EBIT by €946 and equity by €589 (2015: €1,231 and €886).

•
The EBIT effect represents the transaction exposure for non-USD based companies having sales in US dollars and the translation exposure from EBIT generated in US dollars translated into euros. The transaction position is estimated based on 2016. The estimate of the effects is based on the assumption that the US dollar denominated transactions are not hedged.

•	The change in equity is the translation exposure on STAHL’s equity in US dollars.
An appreciation of the US dollar has a positive impact on STAHL’s operating margin because it impacts the revenues and costs reported in euros asymmetrically, as a higher proportion of STAHL’s sales are in US dollars than its costs (which are primarily in euro, as STAHL’s production is based in Germany).
Interest rate risk
STAHL has limited exposure to interest rate risk, as STAHL does not have significant interest-bearing debt and does not hold interest rate derivative financial instruments.
Commodity risk
STAHL did not hold electricity or commodity derivatives in 2016.
Steel prices are fixed as a normal part of the procurement process. Price changes naturally affect the future procurement, but these changes can be taken into consideration in the price quotes to the end customers.
STAHL can procure steel and steel components and thus may have an inventory of those. Market price fluctuation of steel can impact the profitability of sales to customers or cause inventory adjustments to reduce to the net realizable value.
Credit and counterparty risks
Credit risk arises from the potential failure of a commercial counterparty to meet its commercial payment obligations. To limit this risk, STAHL applies a conservative credit policy towards customers. It is STAHL’s practice to review customers carefully before entering into formal business relationships and to require credit reports from new customers. Customer credit risks are mitigated with advance payments, letters of credits, payment guarantees and credit insurance where applicable. With these actions and careful monitoring of the customer payments credit risks can be mitigated.
There is currently no significant concentration of credit risk, as the number of customers is high and their geographic distribution is wide. It is STAHL’s policy not to fund its customers beyond regular payment terms. Please see note 15 for a table of an aging analysis of accounts receivable. The theoretical maximum credit risk equals the carrying amount of all receivables.
Counterparty risk arises from the potential failure of a counterparty to meet its payment obligations regarding financial instruments. In 2016, STAHL’s counterparty was generally Konecranes group treasury, but these arrangements were terminated in December 2016.
STAHL has counterparty risk in the form of cash holdings in banks. STAHL mitigates this risk by holding cash balances in well-known banks which have high credit ratings.
A credit risk is run on the financial assets of STAHL, which consist of cash and cash equivalents, receivables and certain derivatives arising from default of the other party, with a maximum risk equal to the carrying amount of these instruments.
Liquidity risks
Liquidity risks concern the availability of liquid assets or funding. Lack of funding might jeopardize normal business operations and eventually might endanger the ability to fulfill daily payment obligations. See Note 15 for an ageing analysis of accounts receivable and Note 19 for the maturity profile of interest-bearing liabilities.

During 2016, STAHL managed liquidity risks and requirements by transferring cash to and drawing cash from Konecranes’ group treasury arrangements. These arrangements were terminated and settled in cash in December 2016.
Capital structure management
As subsidiaries of Konecranes, STAHL entities did not conduct independent capital structure management.
29. Derivatives
Derivatives are initially recorded in the balance sheet at fair value and subsequently measured at fair value at each balance sheet date. All derivatives are carried as assets when fair value is positive and liabilities when fair value is negative. Since no derivative instruments have been designated as hedges (for the purposes of hedge accounting), derivative instruments are measured at fair value, and the change in fair value is recognized in the combined statement of income. Foreign exchange forward contracts are measured based on the closing date’s observable spot exchange rates and the quoted yield curves of the respective currencies.
As of December 31, 2016, STAHL had no outstanding derivative financial instruments.
30. Subsequent events
On November 30, 2016 Konecranes signed an agreement with CMCO regarding the divestment of STAHL. The STAHL divestment was completed on January 31, 2017.
31. Authorization of combined financial statements
The combined financial statements were authorized for issuance by management on April 13, 2017.